UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

______________________________

FORM 8-K
______________________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 10, 2009

BOOTS & COOTS INTERNATIONAL WELL CONTROL, INC.
(Exact name of Registrant as specified in its charter)

Delaware	1-13817	11-2908692
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

7908 N. Sam Houston Parkway W.
5th Floor
Houston, Texas		77064
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (281) 931-8884

___________________________________________________
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 10, 2009, Boots & Coots International Well Control, Inc., and its wholly-owned subsidiary, Boots & Coots Services, LLC (collectively, the “Company”), entered into a new $54.4 million syndicated credit agreement (the “Credit Agreement”) with Wells Fargo Bank, National Association (“Wells Fargo”), Royal Bank of Canada and Bank of America, N.A.  The Credit Agreement replaces the Company’s existing term and revolving credit facilities. Wells Fargo was the sole lead arranger under the Credit Agreement, as well as Administrative Agent, an Issuing Lender and the Swing Line Lender. The description of the material terms of the Credit Agreement included in Item 2.03 of this Form 8-K is incorporated by reference into this Item.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As discussed above, on February 10, 2009, the Company entered into a new Credit Agreement. The Credit Agreement provides for a term loan in the principal amount of $34.4 million and a revolving credit line in the principal amount of up to $20 million. The term loan facility requires regularly scheduled quarterly payments of principal and interest.  Quarterly principal payments on the term facility are $1.72 million and commence June 30, 2009. Amounts repaid under the term loan cannot be re-borrowed.  The term loan and the revolving credit line each mature on February 10, 2012.

Interest under the Credit Agreement accrues at a base rate (which is the greatest of the Federal Funds Rate plus 1.50%, Well’s Fargo’s prime rate, or the daily one-month London Interbank Offered Rate plus 1.50%) plus a margin ranging from 4.25% to 4.75% per annum or, at the Company's option, at a Eurodollar base rate plus a margin ranging from 5.25% to 5.75% per annum.  The Company will also pay a commitment fee on the unused portion of the revolving credit line ranging from 1.30% to 1.40% per annum.  The commitment fee and the margin applicable to advances under the Credit Agreement increase within the applicable range if the ratio of the Company’s debt to adjusted EBITDA rises above 1.50.

The Credit Agreement is unconditionally guaranteed by all current and future domestic subsidiaries of the Company (collectively, the “Guarantors”) and secured by substantially all of the assets of the Company and the Guarantors, including a pledge of all of the capital stock of the Company's direct and indirect domestic subsidiaries and 66% of the capital stock of its first-tier foreign subsidiaries. The Company has not entered into any interest rate hedges with respect to the Credit Agreement but may elect do so in the future.

The Credit Agreement contains covenants that limit the ability of the Company and the Guarantors to, among other things, incur or guarantee additional indebtedness; create liens; pay dividends on or repurchase stock; make certain types of investments; sell stock of the Company's subsidiaries; restrict dividends or other payments from the Company's subsidiaries; enter into transactions with affiliates; sell assets, merge with other companies, and spend in excess of $30 million per year on capital expenditures. The Credit Agreement also requires compliance with certain financial covenants, including, commencing with the quarter ending March 31, 2009, (1) the maintenance of a minimum tangible net worth of not less than 85% of its tangible net worth as of March 31, 2009, plus an amount equal to 50% of consolidated net income for each succeeding fiscal quarter plus 100% of future net proceeds from the sale of equity securities, (2) a maximum ratio of funded debt to adjusted EBITDA for the preceding four fiscal quarters of 2.25 to 1.00, and (3) a minimum ratio of adjusted EBITDA to fixed charges of 1.50 to 1.00.

The Company utilized initial borrowings of approximately $40 million under the Credit Agreement to repay all amounts outstanding under  the Company’s existing credit facilities, repay all of the $21.2 million of senior subordinated notes held by Oil States International and to fund its purchase of John Wright Company, which was publicly announced by the Company on February 11, 2009.

A copy of the Credit Agreement is filed herewith as Exhibit 10.01 and incorporated herein by reference. The foregoing summary of the terms of the Credit Agreement does not purport to be complete and is qualified by reference to the Credit Agreement.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed as part of this current report on Form 8-K:

Exhibit No.	Item

10.01
Credit Agreement, dated as of February 10, 2009, among Boots & Coots Services, LLC, as Borrower, Boots & Coots International Well Control, Inc., as Parent, Wells Fargo Bank, National Association, as Administrative Agent, Issuing Lender and Swing Line Lender, and the Lenders named therein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this current report to be signed on its behalf by the undersigned thereunto duly authorized.

BOOTS & COOTS INTERNATIONAL WELL
CONTROL, INC.

Date: February 13, 2009	By:	/s/ JERRY WINCHESTER
Jerry Winchester
Chief Executive Officer

INDEX TO EXHIBITS

Exhibit No.	Item

10.01
Credit Agreement, dated as of February 10, 2009, among Boots & Coots Services, LLC, as Borrower, Boots & Coots International Well Control, Inc., as Parent, Wells Fargo Bank, National Association, as Administrative Agent, Issuing Lender and Swing Line Lender, and the Lenders named therein.